Exhibit 99.2

Pixelworks, Inc. 4Q 2022 Conference Call
February 9, 2023

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2022 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry of Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the fourth quarter of 2022.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 9, 2023. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2021, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets and stock-based compensation expense as well as the tax effect of the non-GAAP adjustments and the impact of non-GAAP adjustments to redeemable non-controlling interest.
The Company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, it’s my pleasure to turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Brett, and good afternoon to those participating on the call. I’m pleased to be joining you today from Shanghai, where I’ve recently been catching up with our team and customers.
Let me start with a few observations that I’ve made over the past two weeks here in China. First, with the rollback of China’s strict COVID policies in mid-November, what many might not realize is that a majority of people here, including nearly all of our employees throughout China, spent December at home with Covid and then recovering, making it a very weak month in terms of productivity. It wasn’t until the turn of the calendar year that real normalization began with increased productivity and the return of consumer engagement. And having personally witnessed the tail end of the recent Chinese New Year holiday, it is readily apparent that people are enthusiastic about getting back to normal, traveling locally and spending again.
At a high-level, these are encouraging and positive signs for not only our China-based employees and their families, but also for Pixelworks’ overall business as well as the global macroeconomic environment.

Turning to a recap of our financial results. For the fourth quarter, both the top- and bottom-line were slightly lower than the midpoint of our guidance. Total revenue was up 2% year-over-year, as our team continued to execute well in the face of growing macro and end market-specific challenges. Looking at the full year, we delivered double-digit growth across each of our target end markets with total revenue growing 27% over the prior year. And this was following our annual growth of 35% in 2021.
During what has been a challenging period for most of the semiconductor industry, this solid growth combined with Pixelworks’ history of technology leadership in visual processing has served us well in the local private capital markets here in China. In late December, we completed the agreement to take in another strategic investment in our Shanghai subsidiary, which was fully closed and funded in early February. This latest capital investment, which was funded by two previous investors as well as Pixelworks Shanghai employees, generated proceeds equivalent to approximately $15.7 million in exchange for just over 3% equity interest in the subsidiary. Recalling that some U.S. investors were skeptical when we announced the first private placement in Pixelworks Shanghai in October of 2020, I would highlight that this third round of strategic investment valued the subsidiary at more than $500 million – and today Pixelworks, Inc continues to hold a majority equity interest of approximately 78%.
Collectively, these strategic investments are a testament to recognized value of Pixelworks’ technology in China as well as the future growth opportunity of the business. These transactions have also served to fund our ongoing growth initiatives as well as properly capitalize Pixelworks Shanghai in advance of applying for a local listing later this year.
Shifting to end markets, and starting with Mobile. The industry-wide inventory correction in smartphones coupled with softer consumer demand in China continued to play-out as expected, resulting in lower mobile revenue in the fourth quarter. As discussed on our last conference call, we’ve kept the internal inventory of our visual processor ICs lean while reducing our channel inventory back to normal levels. For Pixelworks in Q4, the impact was largely a derivative of the current market dynamics –– with mobile OEMs slowing the pace of new smartphone launches, rescheduling various other models and canceling certain programs as they prioritized working-down excess component inventory.
Although the gap in OEM launches of next-gen smartphone models has temporarily paused our quarterly growth, our mobile business still had a very solid year in spite of the weaker overall smartphone market. For the full year, mobile revenue was up 17% over 2021 (which was up 200% over 2020), with our visual processing solutions incorporated into 20 newly launched smartphone models in 2022. Our mobile customers continue to include nearly all of the tier-one handset OEMs and their affiliate premium brands in China –– and despite taking a little longer than originally targeted, I’m confident we will announce models from the fourth tier-one for our Visual Processor lineup in 2023.
Underpinning our expanded penetration of these tier-ones has been our commitment to maintaining a deep level of engagement with customers and deliver uniquely differentiated visual performance, as well as also our ongoing strategic initiatives to cultivate a more collaborative mobile display ecosystem. As highlighted on previous calls, we’ve made multiple groundbreaking achievements over the last year in our efforts to champion a comprehensive and engaged ecosystem for mobile gaming. This included our first-ever direct collaboration with multiple leading gaming engine platforms and design studios, which we expect to yield the release of a series of additional top mobile games over the coming year that are specifically designed to support the rendering accelerator in our X7 visual processor.
As the most recent example of our broader ecosystem efforts, in November we announced an expanded collaboration with MediaTek to incorporate Pixelworks’ visual processing Pro Software into their latest Dimensity 9200 5G smartphone chip. This new cooperation specifically targeted the enabling of precision color in high frame rate displays, ensuring that smartphones built on the Dimensity 9200 platform are capable of delivering a true next-gen flagship gaming experience. This ongoing technical collaboration will serve to further improve the gaming experience and encourage broader market adoption of high frame rate mobile gaming models and content.
Briefly highlighting a few recently announced mobile wins, in late December the HONOR 80 GT and the iQOO Neo7 Racing Edition smartphones were both launched incorporating Pixelworks’ upgraded X5 Plus visual processor. Each of these phones are built on Qualcomm’s recently released Snapdragon® 8+ Gen 1 mobile platform, and they support 120Hz refresh rate while leveraging Pixelworks’ X5 series for our patented MotionEngine technology, HDR Enhancement and multiple other dimensions of visual effect enhancement – all of which are tailored to providing a superior high frame rate gaming experience.
In January, OnePlus launched its latest flagship smartphone, the OnePlus 11, incorporating Pixelworks’ X7 visual processor. As one of the first phones launched with our newest generation X7 series, the OnePlus 11 redefines the meaning of visual excellence for mobile gaming. Built on the Snapdragon® 8 Gen 2 mobile platform, this smartphone sports an eye-catching 6.7-inch 2K curved display with the real LTPO 3.0 technology, while simultaneously supporting refresh rates of up to 120Hz. Following a first of its kind in-depth collaboration with OnePlus on this flagship, this smartphone leverages the core technologies in our X7 chipset and features our new ultra-low latency MotionEngine® for high frame rate together with low power super-resolution for simultaneous display in 2K resolution.
Then, earlier this week OnePlus followed-up with its launch of the OnePlus Ace 2 smartphone, also incorporating our X7 chipset. The OnePlus Ace 2 is built on the Snapdragon® 8+ Gen 1 mobile platform and comes with a 1.5K AMOLED screen supporting refresh rates up to 120Hz. This model similarly features our X7’s new ultra-low latency MotionEngine® and low power super-resolution, together with always-on HDR and industry-leading color calibration solution. Also noteworthy, is that Pixelworks’ ultra-low latency MotionEngine technology in both the OnePlus 11 and OnePlus Ace 2 smartphones has now been optimized for over 100 of the most popular mobile games.
Turning to the latest developments on our TrueCut Motion platform. Following the re-release of Lightstorm Entertainment’s “Avatar” in September, I can now confirm that Pixelworks’ TrueCut Motion grading was also utilized in James Cameron’s newly released Avatar: The Way of Water. This long awaited sequel, frequently referred to as Avatar 2, was distributed globally to theaters by 20th Century in 4K HDR and uniquely shown in cinematic high frame rate. When I last looked, the film had surpassed gross box office sales of $2.1 billion, ranking it in the top 5 highest grossing movies of all time in less than two months. Equally amazing, whether they realized it or not, is that 10s of millions of people from around the world have now personally experienced TrueCut Motion. Most importantly, this extremely successful and highly praised release proved that there is a global ecosystem in place capable of supporting cinematic high frame rate – paving the way for expanded industry adoption.
As previously announced, TrueCut Motion will also be featured in the re-release of Titanic remastered in 4K HDR later this month. These three high profile titles have significantly heightened the interest and awareness of our TrueCut Motion platform. We aim to continue building on this strong momentum in 2023 by assembling a critical mass of theatrical titles together while growing a global home entertainment ecosystem.
Shifting to our Projector business, demand remained relatively steady through the back half of the year, with revenue in the fourth quarter increasing more than 13% year-over-year. For the full year, revenue was up 23% as projector customers placed significant orders in response to the very tight supply environment. Generally speaking, projector OEMs have continued to see gradual improvement in their supply chains, however supply lead times and pricing of certain components have yet to fully normalize. Combined with two consecutive years of roughly 20% growth, the current consensus among most of these customers has been to moderate their orders and expectations entering 2023 until they have better visibility into global macro trends and end market demand.
More specific to Pixelworks and the fourth quarter, I’m pleased to report the team successfully completed a significant milestone on our co-development project with our largest projector customer. As a result of this milestone, we recognized an R&D credit, reducing our reported OpEx for the quarter. All remaining activity associated with this co-development project remains on track and we currently expect this new SoC chip to be available for production near the end of the year.
Briefly following up on my comments last quarter related to the end-of-life we implemented on a group of legacy IC products, which we’ve historically sold into niche Video Delivery applications. As previously discussed, these applications typically require unique packaging and are lower unit volumes, making them increasingly difficult to source materials for and supply efficiently. We received solid customer response on last time purchase orders for the fourth quarter, which contributed to a sizeable, one-time increase in revenue. The EoL of these non-strategic products will lower the quarterly revenue contribution from Video Delivery going forward, however it will also eliminate operational inefficiencies and enables a more productive reallocation of our team and resources. Although going forward we will address a relatively small legacy market, in which we will continue to market and sell a selective series of our transcoding ICs for consumer applications in Japan as well as OTA devices in the U.S.
In summary, the team has done a good job of mitigating the impacts of both macro- and industry-specific headwinds over the past couple of quarters. Although we expect market conditions to remain challenging in the current quarter, the entire organization is now well capitalized to continue executing on our longer-term strategic initiatives. This includes ongoing efforts to further expand the ecosystem in support of mobile gaming, including an aggressive Visual Processor roadmap and our TrueCut Motion platform, while we continue to prepare our Pixelworks Shanghai subsidiary to apply for a STAR market listing.
We believe we are well positioned for the market recovery in mobile and are currently seeing channel inventories and design activity support this with a growing pipeline of design-ins for our X7 visual processor. In addition we are on target to introduce a new mobile visual processor in the second half of this year and sample our new Projector SoC in Q2. Lastly, we also continue to field significant inbound interest and are evaluating multiple prospective strategic license engagements that represent potential for expanded growth opportunities, spanning both our existing and new adjacent end markets.

Taken together, I firmly believe that we can achieve renewed momentum and resume our recent growth trajectory in coming quarters.
With that, I’ll hand the call to Haley to review the financials and provide our guidance for the first quarter.
Haley Aman
Thank you, Todd.
Revenue for the fourth quarter of 2022 was $16.9 million. Our top-line results in the quarter were primarily driven by continued year-over-year growth in the projector market, combined with an increase in revenue contribution from video delivery related to increased sales of end-of-life products.
The breakdown of revenue in the fourth quarter was as follows:
•Revenue from Mobile was approximately $3.6 million, representing 22% of total revenue in the fourth quarter.
•Revenue from Projector was approximately $9.2 million.
•Video Delivery revenue in the fourth quarter increased to approximately $4.0 million, reflecting the last-time purchase orders for specific end-of-life products.
Following the EoL in the fourth quarter, we anticipate lower quarterly revenue contribution from sales into the Video Delivery market. As such, beginning with the first quarter of 2023, the revenue breakout that I just provided will group revenue contribution from Projector and Video Delivery into a single market category, Home and Enterprise.
Non-GAAP gross profit margin was 53.3% in the fourth quarter of 2022, compared to 49.8% in the third quarter of 2022, and compared to 55.0% in the fourth quarter of 2021.
Non-GAAP operating expenses were $10.8 million in the fourth quarter, compared to $12.2 million last quarter and $11.0 million in the fourth quarter of 2021. As indicated on our previous conference call, during the quarter we completed the next milestone related to our co-development agreement and as a result, we recognized a $2.5 million credit to R&D which reduced our total operating expenses for the fourth quarter.
On a non-GAAP basis, fourth quarter 2022 net loss was approximately $800,000, or a loss of ($0.01) cent per share, compared to a net loss of $3.2 million, or a loss of ($0.06) cents per share, in the prior quarter, and a net loss of $1.4 million, or a loss of ($0.03) cents per share, in the fourth quarter of 2021.
Adjusted EBITDA for the fourth quarter of 2022 was a negative $1.0 million, compared to a negative $2.1 million last quarter and a negative $1.1 million in the fourth quarter of 2021.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $56.8 million. I would like to point out that the cash balance at quarter end does not include the proceeds from the most recent sale of equity interest in our Shanghai subsidiary, which we announced in late December. As Todd mentioned, we successfully closed this transaction after the end of the quarter, and the proceeds will be included in the Company’s reported cash balance for the first quarter of 2023.
Shifting to our current expectations and guidance for the first quarter of 2023.
Based on current order trends and backlog, we expect a weaker than normal first quarter. In addition to historical seasonality in the projector market, we are also expecting projector customers to continue to work through existing inventory in the first quarter. Also, as Todd mentioned, we expect the first quarter to reflect the trough of the inventory correction in the smartphone market. With that, we anticipate total revenue in the first quarter to be in a range of between $9.0 million and $11.0 million. We believe this quarter will be the low point for the year, with revenue beginning to recover in the second quarter and followed by an anticipated return to year-over-year growth in the second half of the year.
Non-GAAP gross profit margin in the first quarter is expected to be between 43% and 45%. This anticipated gross margin range reflects product mix and reduced absorption rate associated with lower revenue. As unit sales of ICs and total revenue recover, we expect gross margin to return to our targeted historical range in the low 50s.

We expect operating expenses in the first quarter to range between $12.5 million and $13.5 million on a non-GAAP basis. As a reminder, operating expenses in the fourth quarter benefited from a $2.5 million milestone credit to R&D related to our co-development project. Excluding this credit, anticipated first quarter operating expenses (at the midpoint) would be approximately flat to down compared to the fourth quarter.
Lastly, we expect first quarter non-GAAP EPS to range between a loss of ($0.18) cents per share and a loss of ($0.14) cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.